Exhibit H-5




                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                              RESPONSE TO COMMENTS

                                       OF

                 HARBERT DISTRESSED INVESTMENT MASTER FUND, LTD.

                         ------------------------------


                             Allegheny Energy, Inc.
                      Allegheny Energy Supply Company, LLC
                         Allegheny Energy Service Corp.
                          Allegheny Generating Company
                            Monongahela Power Company
                             Mountaineer Gas Company
                           The Potomac Edison Company
                             West Penn Power Company
                        Allegheny Energy Solutions, Inc.
                            Allegheny Ventures, Inc.
                         Mountaineer Gas Services, Inc.
                 The West Virginia Power & Transmission Company
                              800 Cabin Hill Drive
                              Greensburg, PA 15601

I.  Introduction
    ------------

               On February 18, 2005, Harbert Distressed Investment Master Fund, Ltd. ("Harbert") submitted comments and a request for a hearing ("Harbert Comments") in response to the general financing request filed in Securities and Exchange Commission ("Commission") File No. 70-10251 pursuant to Sections 6, 7, 9(a), 10, 11, 12(b), 12(c), and 13 of the Public Utility Holding Company Act of 1935, as amended ("Act"), and Rules 43, 45, 46, 54, 86, 87, 90, 91, and 100 under the Act, by Allegheny Energy, Inc. ("Allegheny"), Allegheny Energy Supply Company, LLC ("AE Supply" and, together with Allegheny, the "Applicants"), Monongahela Power Company ("Monongahela Power"), Mountaineer Gas Company, The Potomac Edison Company ("Potomac Edison"), West Penn Power Company ("West Penn"),1 Allegheny Generating Company ("AGC"), Allegheny Energy Service Corporation, Allegheny Energy Solutions, Inc., Allegheny Ventures, Inc., Mountaineer Gas Services, Inc., and The West Virginia Power & Transmission Company.

               In its comments, Harbert focuses on the consequences of actions taken by the Applicants' prior management to argue that the Applicants are in serious financial trouble and that "ring fencing" is necessary to shield investors from financial problems associated with AE Supply.2 However, since it

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1       Monongahela  Power,  Potomac Edison, and West Penn are referred to in this document as the "Operating Companies."

2 Harbert describes itself as an investor "in securities of various companies in the electric power industry," including the Applicants and the Operating Companies, but it does not describe its interest in this proceeding with any greater specificity, other than to say that it seeks "the protection of AYE and the Operating Utilities credit quality and access to capital." Harbert's website states that its "objective is to generate superior, risk-adjusted returns by investing in distressed and high yield debt securities." See, http://www.harbert.net/distressed-securities/default.php. Whatever its interest, Harbert fails to explain why its proposal represents a superior long-term approach. Instead, Harbert chooses to dwell at length primarily on what it sees as the shortcomings of the decisions made by Allegheny's prior management. Harbert's failure to explain how its interests coincide with the interests of investors and consumers generally that the Act is designed to protect is significant. Ring fencing can provide some parties with short-term gains at the expense of the long term interests of investors and consumers. For example, ring fencing can, as Harbert notes, reduce interest rates for some companies in a holding company system, which in turn will likely increase the market price of their bonds. This can create superior returns for certain bond holders. While lower interest rates are certainly desirous, they must be considered within the overall framework of a company's long-term plans and the requirements of the Act. As discussed in the body of this response, ring fencing can have significant constraints and costs that also can adversely impact the interests of investors, consumers and the issuer. Depending on the came on board approximately 20 months ago in June of 2003, Allegheny's new management has instituted a process of divesting non-core assets, taking other steps to reduce debt, and suspending speculative energy trading, which helped to virtually eliminate losses from energy trading as well as reducing costs and expenses. These actions have resulted in significant progress towards regaining Allegheny's long-term financial health, even though some necessary one-time charges have reduced earnings in the short term. The strongest proof of this success, and refutation of Harbert's assertions, comes from what the market itself currently says about the Applicants' financial health under the direction of its new management. First, both Standard & Poor's and Moody's recently have upgraded the Applicants' debt securities.3 Second, Allegheny's stock price has more than quadrupled from its low in 2003, and has been above $15 - a level that Harbert asserts is not realistically attainable - continuously since last September. Given that the gloomy financial picture that forms the entire basis for Harbert's proposal bears no relationship to reality, the Commission can reject Harbert's proposal on that basis without going into detail regarding the various assertions in Harbert's comments.

               Moreover, almost everything else in Harbert's comments also is based on erroneous assertions or distortions of the facts. These errors and distortions are too numerous to permit a response in every case.4 In the following, the Applicants will address only those matters that are material to the Application and issues arising under the Act and the Commission's rules under the Act. The Applicants' primary points are summarized as follows:

     o Contrary to Harbert's assertions, the Applicants are in no way seeking "significant discretion" with respect to their general financing activities. The Applicants filed a traditional registered holding company general financing application, which in no way represents a departure from the regulation currently applicable to the Applicants under the Act.

     o Harbert incorrectly asserts that the problems of AE Supply are dragging down the financial health of the Operating Companies. In fact, the contrary is true. The new management has maintained the


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        circumstances, it is quite possible that whatever benefits ring fencing may create would accrue primarily to the special interests of certain investors in certain of the companies in the holding company system rather than the interests of investors and consumers regarding the Allegheny holding company system as a whole.

3       Press releases describing these actions are attached at Attachment 1.

4 In some cases Harbert's comments include insinuations that are truly inappropriate. The prime example of this is Harbert's discussion of the recent departure of Allegheny's General Counsel. The Applicants wish to note in this connection only that they continue to be advised by highly competent in-house and outside counsel, and Allegheny currently is conducting a search for a new General Counsel.

          common equity component of each of the Operating Companies at well above thirty percent.

     o Harbert's assertion that Allegheny has "milked" the Operating Companies to support AE Supply is based on a distorted view of the facts. The Operating Companies have done nothing more than pay dividends out of retained earnings, which fully complies with the requirements of Section 12(c) of the Act and Rule 46 under the Act. These funds, together with other internal and external funds, were made available to Allegheny, and in turn some amounts from this combined total were made available to AE Supply to pay down AE Supply's debt. There is no evidence that payment of these dividends, which are in full compliance with the Act and the Commission's rules, has adversely affected any of the Operating Companies.

     o Harbert erroneously asserts that its proposed ring fencing is necessary to satisfy the requirements of the Act. In fact, what Harbert proposes would represent an unprecedented action by the Commission that would run counter to the integration and other standards of the Act and would inevitably work to the financial disadvantage of the Applicants.

     o Harbert attempts to treat AE Supply as somehow dispensible and superfluous from the perspective of the Act. This is simply incorrect. AE Supply is both a fully regulated registered holding company and a public utility company under the Act, and it constitutes an integral part of the Applicants' integrated utility system. As such, AE Supply is a part of Allegheny's core business, and there is no contradiction between restoring AE Supply to financial health and the interests of the other components of Allegheny's core business.

     o Harbert erroneously asserts that the Commission can take jurisdiction over power sales contracts between AE Supply and the Operating Companies to prevent the Operating Companies from subsidizing AE Supply by paying above-market prices for power. In fact, the Act and the Commission's rules under the Act specifically provide that the Commission will not review power purchasing practices. Moreover, such
                          ---
         review is not necessary because:

               o The power sales contracts between AE Supply and the Operating Companies do not represent a subsidy to AE Supply but instead are below market contracts that confer a considerable benefit to the Operating Companies and their customers.

               o The Federal Energy Regulatory Commission ("FERC"), which does have jurisdiction over the power sales contracts between AE Supply and the Operating Companies, has a policy of not permitting such contracts unless they result from a request for proposal process in which independent power suppliers have an opportunity to submit competing bids.

               There simply is no evidence that the course of financial rehabilitation undertaken by current management has harmed the Operating Companies. To the contrary, the upgrading of the Applicants' debt securities and increases in Allegheny's stock price represent solid evidence that the course taken by current management is working to the benefit of the entire Allegheny holding company system. Moreover, Harbert has fundamentally misstated the purpose and content of the Application as well as the standards under the Act applicable to the Application. Harbert's request that the Application be denied and that the Commission require the ring fencing of Allegheny and the Operating Companies from AE Supply should be rejected.

II. Harbert has Fundamentally Misstated the Purpose of the Application

               Harbert claims that the Applicants have sought to justify the Application as a means to avoid or reduce the Commission's oversight of their current financing authorizations. This is not true. All registered holding companies receive general financing authority for limited periods of time, and the Applicants' current general financing authority issued in multiple orders in Commission File Nos. 70-9897 and 70-10100 expires at the end of July 2005.5 The Applicants therefore filed a traditional registered holding company general financing application, which in no way represents a departure from the regulation currently applicable to the Applicants under the Act.

               It is true that the Applicants have filed sooner than would be required if they simply wanted to renew the current authority that expires at the end of July 2005.6 However, the events of the last 20 months have added a layer of technical complexity to this authority by adding interim special authorizations in addition to the general authorization. This complexity does not serve the interests of the Applicants, the Commission, or the general public. Because of this situation, and because a comprehensive application would


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5       This  authority is subject to a reservation of jurisdiction that suspends its effectiveness, unless released by the Commission, during such time as the common equity ratios of Allegheny and AE Supply are below 28 and 20 percent respectively. Holding Co. Act Release No. 27652 (Feb. 21, 2003). The Applicants have received a release of jurisdiction over portions of this authority that permits them to engage in financing transactions through April 30, 2005. Holding Co. Act Release No. 27920 (Dec. 3, 2004)

6 In addition, it should be noted that all of the Applicants' financing authority at the time the Application was filed was subject to a release of jurisdiction that would expire on December 31, 2004. This made the filing of an application prior to that time necessary in any event. Moreover, most of the money pool authority issued in File
        No. 70-7888 was scheduled to expire on December 31, 2004. Given that most registered holding companies have their money pool authority consolidated with their general financing authority, the Applicants felt that similar comprehensive authority was appropriate in their case also. As new money pool authority would be required by December 31, 2004, the Applicants concluded that this was another reason for seeking new general financing authority by that date.

be necessary in the near future in any event, the Applicants concluded that it would be preferable to seek to place their financing authority on a unified basis prior to July 2005. This would eliminate the need to refer to multiple orders in order to understand the Applicants' obligations under the Act. Such simplification clearly serves the interests of all parties.

               Harbert's claim that the Application attempts to provide Applicants with "significant discretion" with respect to their general financing activities is absurd on its face.7 All registered holding companies, regardless of their financial condition, are subject to substantial Commission regulation in connection with financial matters, and the Applicants are not requesting otherwise. To the contrary, given their current financial condition, the Applicants fully expect that their financing will continue to be subject to Commission supervision beyond that applicable to registered holding companies
                       ------
with consolidated common equity of greater than 30 percent.

               Moreover, Harbert is not proposing increased Commission
                                    ---
oversight to remedy what it sees as defects in the Application. Rather, it requests that the Commission require structural changes and other impediments to the Allegheny system and other requirements that have nothing to do with Harbert's stated concern that the Applicants are attempting to avoid the Commission's oversight. Harbert's stated concern therefore cannot justify Harbert's ring fencing proposal.

III.  Harbert Misstates Allegheny's Current Financial Situation

               As discussed in more detail below, Harbert has proposed a radical restructuring of Allegheny's corporate structure unlike anything the Commission has ever done before, including proposed steps that would dismember the Allegheny holding company system in a way that is contrary to the Act's integration requirements. In order to justify this radical proposal, Harbert attempts to paint a bleak picture of Allegheny's financial situation and its future. However, Harbert's picture is inaccurate in several respects: (1) it ignores the advances that have been made by new management since June 2003; (2) it paints a false picture of the actions of the ratings agencies since 2003; (3) it incorrectly asserts that Allegheny has been "milking" the Operating Companies in an attempt to rescue AE Supply; (4) it incorrectly asserts that the financial situation of the Operating Companies has deteriorated in the past two years; (5) it is based on a fundamental misunderstanding and irrelevant speculation with respect to the Applicants' intercreditor agreement; and (6) it makes unfounded assertions regarding the impact of the de-registration of AE Supply.

         A. Harbert Ignores the Fact that Allegheny's New Management Has Taken Steps to Improve its Financial Situation

               In its comments, Harbert focuses on the mistakes of prior management, dismisses the successes of current management, and proposes a radical new course for Allegheny that would "dis-integrate" Allegheny's core regulated integrated utility operations in contradiction to the requirements of what is without dispute the Act's single most important provision, Section 11(b)(1). Harbert does not explain how its proposal would be superior to the plans of current management. Rather Harbert speaks in generalities about the supposed benefits of ring fencing, speculates about such matters as the prices


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7       Harbert Comments at 2.

to be realized in the disposition of non-core assets and the conversion of Allegheny's $300 million of convertible trust preferred stock, and states that a bankruptcy by AE Supply remains a possibility and that implementing its proposals is necessary to mitigate the effects of bankruptcy.

               Harbert's comments show little understanding of recent developments at Allegheny. In June 2003 a new management team took control of Allegheny. Prior management had engaged in a program of investment diversification into non-core generating and power marketing operations that is widely acknowledged to have had significant negative consequences for Allegheny. The problems facing the new management included a liquidity crisis, high debt, a low stock price, and poorly performing assets. The new management accurately assessed Allegheny's predicament and was able to stabilize the situation immediately by issuing, pursuant to a Commission order, $300 million in convertible trust preferred securities.8 This provided sufficient liquidity for continued operations. The new management then proceeded, under the Commission's supervision and consistent with the requirements of the Act, to implement a program of divesting assets acquired by prior management and refocusing Allegheny's attention on its core integrated utility operations.9 These actions have virtually eliminated losses from energy trading and have reduced costs and expenses. Significantly, the Applicants have renegotiated Allegheny and AE Supply's bank debt to improve cash flow by lengthening maturities and as a result have reduced interest costs substantially.10 In addition, debt at

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8       Holding Co. Act Release No. 27701 (July 23, 2003). Harbert has made a serious error in maintaining that Allegheny is dependent on the absence of volatility in its common stock price to convert these securities. In fact, Allegheny will have two options at June 15, 2006. On or after June 15, 2006, Allegheny has the option of paying $105.9376 for every $100.00 of trust preferred securities tendered. Practically speaking, this means that as long as Allegheny's common stock is greater than approximately $12.70, holders of the trust preferred securities will select to receive common stock. Alternatively, if Allegheny's common stock remains above $15 for 20 days, the trust preferred shares will automatically convert into common stock. The target price therefore is really $12.70, rather than the $15 that Harbert claims, which substantially undercuts Harbert's disparaging comments concerning the likelihood of conversion. In any event, Allegheny's common stock price has generally been above the $15 target referenced by Harbert since September 8, 2004 and currently is approximately 20-25 percent higher than the $15 target.

9       Holding Co. Act Release No. 27797 (Feb. 3, 2004).

10      Holding Co. Act Release No. 27840 (April 29, 2004).

Monongahela Power and Potomac Edison has been refinanced, resulting in lower interest rates that have contributed to improved cash flow.11

               The results of new management's actions have been entirely positive. The Applicants have been able to reduce their debt by over $990 million between December 1, 2003 and December 31, 2004, and by the end of January, 2005 this reduction increased to over $1.2 billion. These positive results have been widely recognized. Allegheny's stock price has appreciated from approximately $8 at June 30, 2003 to approximately $20 at December 31, 2004. In addition, the rating agencies have taken the following positive ratings actions: (i) in first quarter of 2004 all moved their outlooks from negative to stable, (ii) in the third quarter of 2004, Standard & Poor's upgraded the Applicants and moved its outlook to positive, and at the same time Moody's moved the outlook for Allegheny, AE Supply, and AGC to positive, and (iii) (a) in the first quarter of 2005, Standard and Poor's upgraded AE Supply's Term Loan and Secured Amended A Notes, (b) Moody's upgraded Allegheny, AE Supply, and AGC, retained these entities under review status for possible upgrade and moved all other rated subsidiaries to review for possible upgrade status, and (c) Fitch moved its outlook to positive for Allegheny, AE Supply, and AGC. In a February 24, 2005 press release, Moody's gave the following reasons for its upgrades:

         1) [Allegheny's] continued progress in reducing debt, and the expectation that the company will achieve its stated debt reduction target of at least $1.5B by year end 2005;

         2) [Allegheny's] improved liquidity profile;

         3) A significant anticipated increase in consolidated funds from operations in 2005, and the expectation that [Allegheny] will continue to have a sustainable increase in its cash flow relative to its adjusted debt;

         4) Management's "back to basics" strategy to focus on the lower risk core utility business, which has already resulted in the sale of a number of assets.

               Moody's also stated that it had placed the ratings of Monongahela Power, Potomac Edison, and West Penn under review for further upgrade. Standard & Poor's stated that its "upgrades reflect the declining balance of AE Supply's outstanding secured debt as proceeds from asset sales were used to pay down debt." These statements speak directly to the issues Harbert raises, and they contradict decisively the positions Harbert has taken.


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11      New management's  successes are confirmed by Allegheny's financial advisor, Lazard Freres & Co., LLC. A copy of letter from this firm assessing the performance of Allegheny's new management is attached to this response as Attachment 2.

               Moreover, the Applicants' debt is not risky with a large floating exposure as Harbert claims. At December 31, 2004 the net floating rate debt (floating rate debt net of cash and interest rate swaps) is approximately 10 percent.

               Going forward, management intends to further reduce its debt, having publicly committed to repay at least $1.5 billion of debt between December 1, 2003 and December 31, 2005. The sources of the repayment will be internally generated cash from operations and proceeds from anticipated asset sales. Management also intends to continue to take all steps possible to reduce interest costs, including interest expense at the Operating Companies, by refinancing the remaining high cost utility company debt wherever practicable, consistent with practice followed in 2004 at Monongahela Power and Potomac Edison. Further, management has significantly reduced overhead costs at all companies and used the funds generated by the resulting savings both to reduce costs further and to ensure that funds are available to make the necessary investments to improve the operating performance of the operating companies. In the generation and marketing portion of its business, management intends to improve the availability of its supercritical coal-fired generation facilities significantly, with the objective of achieving approximately 91 percent availability by the end of 2007. Management has set a target for the delivery and services segment of the business to reduce the period in which service will be unavailable to customers to approximately 230 minutes in 2005, a reduction of 20 percent from 2004.

               Management believes that as a result of its efforts over the past 20 months to reduce debt, eliminate non-core businesses, and dramatically improve liquidity, the concern of an imminent bankruptcy has been virtually eliminated. Harbert's speculation otherwise is hardly sufficient to support a proposal that is so at odds with the Commission's precedents and the fundamental provisions of the Act.

          B.   Harbert Misrepresents the Actions Taken By the Credit Rating
               Agencies

               Harbert's treatment of the actions of the rating agencies regarding Allegheny deserves special mention. Specifically, Harbert states:

          Incredibly, [Allegheny] cites as a prime argument for the Commission's continued indulgence the fact that rating agencies deem the holding company "stable," which means the agencies do not see circumstances in the foreseeable future that would materially improve [Allegheny's] situation.12

While the recent upgrade of Applicants' debt securities by Standard & Poor's and Moody's mentioned above occurred contemporaneously with Harbert's filing, this statement by Harbert is fundamentally misleading with respect to rating agency actions taken before Harbert's filing.



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12      Harbert Comments at 33.

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               The last time the Applicants referred to an outlook of
"stable" was in the amended U-1 application filed in Commission File No. 70-10100 on April 29, 2004. At that time, the Applicants notified the Commission that Moody's, Standard & Poor's, and Fitch had upgraded their outlook for the Applicants from negative to stable. That improvement in the rating agencies' outlook was at the time certainly supportive of a request for "continued indulgence" from the Commission and is not the least bit "incredible." It is evidence of improved financial condition.

               Moreover, in August 2004, both Standard & Poor's and Moody's changed their outlook for Allegheny from "stable" to "positive," a development that Harbert ignores entirely.13 A positive outlook suggests the likelihood of a future upgrade, which subsequently occurred on the part of Standard & Poor's and Moody's. A steady movement from negative, to stable, to positive represents a devastating refutation of the story Harbert is attempting to tell. Harbert's willful disregard of or failure to seek out such contrary evidence completely undercuts the factual assertions that Harbert makes regarding the Applicants' financial condition.

          C. The Financial Health of the Operating Companies Has Not Deteriorated Since June 2003

               Contrary to Harbert's assertions, the well being of the Operating Companies has not been threatened as a consequence of new management's actions to improve the financial health of the holding company system. Each of these companies continues to have common equity that is well above the Commission's benchmark 30 percent standard. As of December 31, 2004, the common equity ratios of these companies were as follows: West Penn: 62.3 percent; Potomac Edison: 49.0 percent; and Monongahela Power: 36.2 percent. Moreover, the Operating Companies acquire power from AE Supply at favorable rates and subject to the jurisdiction of the FERC and the respective state utility commission. In short, there is simply no evidence that investors, consumers or the public interest have been harmed by the actions of Allegheny's new management; to the contrary there is considerable evidence to show that the protected interests under the Act have benefited and will continue to benefit under Allegheny's new management.

          D.   Allegheny Has Not "Milked" the Operating Companies

               In a closely related claim, Harbert asserts that Allegheny has "milked" the Operating Companies in order to rescue AE Supply. The only fact that Harbert presents to support this claim is that Operating Company dividends "have not gone to increasing equity value at the holding company or Operating Utility level; nor have they been paid out to public shareholders."14 However,


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13      Copies of press releases containing information concerning these actions are attached at Attachment 3.

14      Harbert Comments at 32.

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

this does not demonstrate that anything improper has occurred, only that a benefit that Harbert prefers has not been conferred. Harbert's complaint goes to matters of business judgment, not to harms the Act was intended to prevent.

               Harbert otherwise has provided no evidence that the efforts of current management in this respect have taken improper advantage of the Operating Companies. It is absolutely incorrect to maintain, as Harbert does, that there has been "milking" of the Operating Companies in contravention of the provisions of the Act or any policies underlying the Act.

               All dividends by the Operating Companies are made out of retained earnings and fully comply with the requirements of Section 12(c) of the Act and Rule 46 under the Act. These dividends, along with other internal and external cash funds, have been made available to Allegheny. In turn, Allegheny has allocated funds to its subsidiaries in accordance with prudent financial policy. Allegheny has infused AE Supply with funds that have allowed for the dramatic reduction in AE Supply's debt, which inures to the benefit of, among others, the Operating Companies. There is no evidence that payment of dividends has adversely affected the Operating Companies, and the relevant state utility commissions raised no objections to their payment.

               While Harbert may prefer some alternative use for the funds dividended by the Operating Companies, it has not shown that these companies have suffered in the process or that the use to which they were put represents improvidence on the part of management. The Commission was fully informed of these events, and found no reason to use its ample powers under the Act to prevent or disallow these dividends. The Commission should not now use the issuance of dividends out of retained earnings by the Operating Companies in full compliance with the Act and the Rules under the Act as a grounds for taking the extreme action proposed by Harbert.

               Finally, Harbert's claim that the Operating Companies have been making indirect extensions of credit to AE Supply in violation of Section 12(a) of the Act represents a truly reckless distortion of the facts and, if it is to be taken seriously, an astonishing failure to comprehend rudimentary legal concepts relevant to financial transactions.15 Whatever one may wish to say about dividends by the Operating Companies, they are dividends and quite obviously do not represent extensions of credit. Harbert's allegation that the Applicants have acted in violation of Section 12(a) are therefore entirely baseless.

          E.   Harbert has Fundamentally Misunderstood the Intercreditor
               Agreement

               The Applicants have sought authority pursuant to Section 12(c) of the Act and Rule 46 under the Act, for the payment of certain dividends out of capital and unearned surplus so as to permit Allegheny and AE Supply to be in strict compliance with the requirements of the February 2003 intercreditor agreement with certain of their lenders. Harbert attempts to depict this agreement as a threat to the Operating Companies and at the same time suggests


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15      Harbert Comments at 30-31.

that the Applicants are deceiving their creditors in connection with it.16 What Harbert fails to comprehend in making these assertions is that Allegheny and AE Supply's dividend authority request is evidence of their absolute commitment to comply fully with both the letter and spirit of their obligations under the Act and their agreements with their creditors.

               When Allegheny and AE Supply restructured their debt pursuant to Commission authority in February 2003, they had severe financial problems and limited financing alternatives. Certain lenders then party to various debt agreements insisted that Allegheny and AE Supply enter into the intercreditor agreement with the specific terms described below as a condition to the debt restructuring. The intercreditor agreement required that, subject to numerous exceptions, if either Allegheny or AE Supply or any of their subsidiaries issued debt or equity, a percentage of the proceeds received from the debt or equity issuance be (a) distributed to Allegheny if AE Supply or any of its subsidiaries was the issuer, or (b) distributed to AE Supply if Allegheny or any of its non-AE Supply subsidiaries was the issuer. The lenders taking part in the February 2003 restructuring viewed Allegheny as an integrated company and were concerned that former management would take advantage of the corporate structure to raise funds at one level (either at Allegheny or at AE Supply), use the proceeds to repay that entity's obligations and avoid repaying the obligations of the other entity. The intercreditor agreement was the agreed upon mechanism to avoid this because it provided that some of the proceeds from certain debt and equity transactions would be shared between the respective creditors of Allegheny and AE Supply. The bottom line is that the Applicants were in poor financial condition and entered into the intercreditor agreement solely to enable this refinancing of their debt.

               AE Supply's Senior Notes due 2007 are the only debt obligations still outstanding that are subject to the intercreditor agreement. This debt was not restructured in connection with the Applicants' March 2004 refinancing and, therefore, the intercreditor agreement could not be terminated at that time. All of the other debt covered by the intercreditor agreement has been refinanced, and is no longer subject to this agreement, or has been repaid. Under the agreement's terms, the Applicants are not required to make distributions to any third parties outside the Allegheny Energy system of companies pursuant to the intercreditor agreement, including to the holders of AE Supply's Senior Notes due 2007. The intercreditor agreement, however, will remain in effect as long as the Senior Notes due 2007 are outstanding.

               The Applicants' only substantive remaining obligations under the intercreditor agreement are (i) the "round tripping" obligations described below if Allegheny or one of its non-AE Supply subsidiaries enter into certain debt or equity transactions, (ii) the delivery of various notices to the agents for the lenders, (iii) customary indemnification obligations for claims relating to the intercreditor agreement, and (iv) the submission to jurisdiction. AE Supply no longer has any obligation to distribute the funds it receives from its

-------------------


16      Harbert Comments at 37-39.

debt or equity issuances to Allegheny because the creditors to whom it owed this obligation have been repaid or their debt has been refinanced.

               In practice, if Allegheny or one of its non-AE Supply subsidiaries enter into certain types of debt or equity transactions, Allegheny notifies the indenture trustee for the Senior Notes due 2007 about the transaction. Allegheny then contributes a percentage of the proceeds received from the transaction to AE Supply, which then immediately returns the funds to Allegheny. Allegheny refers to this process as "round tripping." If the debt or equity transaction was undertaken by one of Allegheny's non-AE Supply subsidiaries, the first step of the process would be for the subsidiary to distribute a percentage of the proceeds to Allegheny and the last step would be for Allegheny to return the funds immediately to the originating subsidiary. The lenders under Allegheny's and AE Supply's current credit agreements have specifically provided for Allegheny's ability to distribute these proceeds to AE Supply and for AE Supply's ability to return these proceeds back to Allegheny. As discussed above, the intercreditor agreement does not obligate either Allegheny or AE Supply to distribute the proceeds from any financing to any of their creditors. In short, the dividend issue is before the Commission at this time because of Allegheny's absolute commitment to fulfill its remaining contractual obligations to its creditors.

               Finally, and most important, the dividend authority related to their obligations under the intercreditor agreement that the Applicants seek would be conditioned by the requirement that any dividends received from any of the Operating Companies in connection with obligations under the intercreditor agreement will be returned immediately to the company from which they originated. This completely undercuts all suggestions by Harbert that the provisions of the intercreditor agreement represent a threat to the Operating Companies. The Applicants submit that Harbert's call for a speculative inquiry into the treatment of certain dividends under the Bankruptcy Code or fraudulent conveyance law should be rejected. As noted above, the Applicants' financial health has improved substantially and the concern of a bankruptcy has been virtually eliminated. Indeed, as also noted above, the Applicants' debt securities recently have been upgraded. Moreover, the Applicants have been operating, and expect to continue to operate, under the close supervision of the Commission. This means that even in the unlikely event that current trends were reversed, the Commission would be fully informed and able to take timely steps it deems appropriate to protect the interests of investors, consumers and the public generally.

          F.   The Applicants Have Not Sought to Reduce Information to Investors

          Harbert refers to Allegheny's January 27, 2005 Form 15 filing announcing that AE Supply would suspend filing certain reports with the Commission and argues that this represents an attempt by Allegheny to shield itself from disclosure obligations regarding AE Supply. Contrary to Harbert's assertions, however, Allegheny is not "concealing its most serious problem child from public view."17 Instead, Allegheny stated that it was committed to providing public financial information about AE Supply. To that end, Allegheny announced that it intended to post AE Supply's quarterly financial statements, annual audited financial statements and accompanying notes to the financial statements on Allegheny's website.18

               Allegheny's actions regarding AE Supply are completely unrelated to any desire to avoid public scrutiny of AE Supply. Instead, under the federal securities laws, Allegheny is not required to maintain AE Supply as a Commission registered company, and Allegheny determined that it was not cost-effective to do so. De-registering AE Supply enabled Allegheny to streamline some of its operations and reduce costs. At the same time, the public will have ample access to AE Supply's financial information because this information will be available on Allegheny's website.

               Harbert's claims that the Applicants have attempted to shield disclosure obligations related to their financial projections are equally erroneous. No specific filing requirement exists for this information other than that established in a Commission order, and that order specifically provides that the filings can be made on a confidential basis.19 Moreover, Harbert's allegations concerning failure to comply with Commission Rule 104 under the Act in this connection are entirely baseless. Rule 104(a) requires that, subject to the provisions of Rule 104(b), all information filed with the Commission shall be available to the public, "[u]nless otherwise directed by the Commission. . . .." The Commission directed otherwise in this instance, and Harbert's discussion of Rule 104 (which in any event applies to confidential filings themselves and not to references to them in other documents) therefore is entirely irrelevant.

               Finally, Harbert's claim that Applicants' confidential filings amount to "essentially ex parte presentations" is completely erroneous and a serious distortion of the entire concept of ex parte communications. The Commission is authorized to permit the confidential filings in question, and the Commission's ex parte rules do not apply to those filings in question in any event.20 The information they contain constitutes sensitive business information that the Applicants are not otherwise required to file. Applicants have agreed to file this information in order to facilitate the type of Commission supervision that Harbert claims to be so eager to promote, and any assertion that Applicants are acting improperly should be rejected.


-------------------


17      Harbert Comments at 22.

18 This information will be posted in the financial information section at www.alleghenyenergy.com.

19      See Holding Co. Act Release 27701 (July 23, 2003) at n. 17.

20      17 C.F.R. Section 200.111(b) (2004).

IV. Harbert's Ring Fencing Proposal is Inappropriate and Unnecessary for the Components of an Integrated Utility System

               Harbert proposes that AE Supply be ring fenced from Allegheny and the Operating Companies. To achieve this result, Harbert recommends the Commission require that: (1) the Operating Companies, their subsidiaries, and Allegheny should be made "bankruptcy remote" from the rest of the system, i.e., the corporate structure and/or debt of Allegheny and the Operating Companies should be modified to eliminate the potential for defaults that can be triggered by events at AE Supply or changes in AE Supply's financial condition or financial statements; (2) Allegheny, AE Supply, and the Operating Companies each appoint non-overlapping independent directors; (3) the corporate organizational documents of Allegheny and the Operating Companies be revised to include covenants to the effect that as long as they are solvent, they will not voluntarily file for bankruptcy due to an AE Supply bankruptcy; (4) any new power contracts between AE Supply and the retail utility operating companies, or any amendments to existing contracts, be put out for competitive bidding and that AE Supply enter into power supply contracts with these companies only when the prices, terms, and conditions are at least as favorable as those available in the market; and (5) no funds originating from the Operating Companies be transferred directly or indirectly to AE Supply, and that all proceeds of securities issuances by Allegheny or the retail utility operating companies should go to reducing Allegheny or retail utility operating company debt or fund rate-regulated capital expenditures, and not to reduce the debt of AE Supply or to fund unregulated investments.

               As explained below, this proposal is inconsistent with the Act and would actually potentially impair management's efforts to restore the Allegheny holding company system to financial health. As a result, it should be rejected.

          A. Harbert's Proposal is Inconsistent with the Integration Requirements of the Act

               One of the fundamental purposes of the Act is that the electric utility companies that make up a registered holding company system operate as an integrated system even though they are made up of a number of separate corporations. Indeed, Section 1(b)(4) of the Act makes clear that system integration is a fundamental objective of the Act, and Sections 2(a)(29) and 11(b)(1) make the promotion of system integration a fundamental Commission obligation under the Act.

               The ring fencing proposed by Harbert is inconsistent with this purpose. Instead of providing for integrated utility system operations, Harbert's proposal is intended to sever AE Supply from the Operating Companies and have it operated essentially as a separate, stand-alone entity. This dismemberment of the Allegheny holding company system would greatly diminish the integrated operations of the remaining system. Such a disruption of an existing integrated utility system would be unprecedented and would run counter to the entire history of the Commission's administration of the Act.

               AE Supply is both a registered holding company and an electric utility company under the Act, and its place in the Allegheny system is fully subject to and fully consistent with the requirements of Section 11(b)(1) of the Act. Moreover, AE Supply is the principal electric generating company for the Allegheny system. Its core business has been to provide power to the Operating Companies to serve the Allegheny system's native load. During 1999 and 2000, in response to deregulation legislation in Maryland, Virginia, and Pennsylvania, two of the Operating Companies, West Penn and Potomac Edison, transferred generating assets that totaled approximately 6,600 MW to AE Supply. In 2001, Monongahela Power transferred generating assets, totaling 352 MW associated with its Ohio customers, to AE Supply. Pursuant to contracts, AE Supply provides power to West Penn, Potomac Edison and Monongahela Power to serve their customers in Pennsylvania, Maryland, Virginia and Ohio and to serve the retail load of Potomac Edison in West Virginia. These contracts represent a significant portion of the normal capacity of AE Supply's fleet of transferred generating assets and a substantial majority of the requirements of West Penn and Potomac Edison.

               It is true that Allegheny's prior management diversified into non-core investments through AE Supply. However, these non-core investments have been or are being divested through transactions that reflect current market prices, terms, and conditions.21 What will be left are the core generation assets that historically have been used, and continue to be used to serve the customers of the Operating Companies. This is the very essence of an integrated company. The Commission acknowledged that AE Supply is part of an integrated system through authorizing its formation,22 and it has taken similar action in the case of other registered holding company systems.23

               The Act creates a powerful presumption that seeking to dismember an integrated utility system in the manner recommended by Harbert would be contrary to the public interest and the interests of investors and consumers. Harbert's ring fencing proposal should be rejected on this grounds alone.


-------------------


21 Information concerning these sales are attached at Attachment 4. Applicants acknowledge that in the course of divesting non-core assets, Allegheny has been forced to take one-time losses in connection with such sales. However, while these sales of non-core assets have a temporary negative impact on Allegheny's balance sheet, they have greatly improved Applicant's longer term prospects. This is because on an ongoing basis Allegheny is eliminating businesses that produced losses, negative cash flows, and caused volatility to earnings per share. In addition, the energy trading business that has been divested required large amounts of collateral to be posted. Divestiture has eliminated such problems, and all assets in question are, as noted, non-core. It should be noted that prior management also engaged in investment diversification through Allegheny Ventures, Inc., a subsidiary of Allegheny. Many of these investments are in the process of or have been divested and/or the operations resulting from these investments have been or are in the process of being terminated.

22      Allegheny Energy, Inc., Holding Co. Act Release No. 27101 (Nov. 12,
        1999).

23      See Exelon Corp., Holding Co. Act Release No. 27256 (Oct. 19, 2000).

          B. A Requirement of Non-Overlapping Directors Would Run Contrary to the Concept of an Integrated System

               The introduction of non-overlapping independent directors would be contrary to the entire concept of an integrated utility system. It places companies in a holding company system to some extent at odds with each other, and in this respect represents a "dis-integrating" rather than an integrating measure. Separate directors may be reluctant to assist in strengthening a public utility company subsidiary of a registered holding company, which is contrary to the overall goals of the Act. The rigorous requirements of the Act, as well as the Sarbanes-Oxley Act of 2002 and state law fiduciary duty requirements, currently provide ample impetus for a board of directors to act in the interest of investors without undercutting the basic requirements of the Act.24 In addition, consistent with New York Stock Exchange requirements, eight of the nine Allegheny board members are independent of management, which also serves the interests of investors.25

               The use of independent directors for each company also can create significant additional unnecessary expense for the Applicants. It can be difficult to find individuals to serve in this capacity, as the competing demands placed upon independent directors constitutes a disincentive to accepting the position. Furthermore, under a basic tenet of state corporate law, board members owe a fiduciary duty to the company and its shareholders. Ring fencing could potentially expand the board's fiduciary duties to not only the shareholders but also to creditors. The Applicants fully intend to comply with their obligations under various credit agreements and indentures which set forth detailed covenants which are designed to protect creditors. However, expanding a board's fiduciary duties to cover creditors in addition to shareholders can incessantly place the board in a position to weigh the sometimes conflicting interests of shareholders and creditors and increase potential legal exposure for individual directors. High-caliber directors may be hesitant to place themselves in this position and may forego the opportunity to serve on these boards. All of this increases the considerable expense that, in any event, will be required to obtain and retain the large number of independent directors for the system companies that Harbert claims is necessary.

          C. Implementation of Harbert's Proposal Would Be a Costly Proposition for the Applicants that Would Undermine their Financial Viability

               In addition to integration problems, Harbert's proposal that the corporate organizational documents of Allegheny and the Operating Companies be revised to include covenants to the effect that as long as they are solvent,


-------------------


24 Information concerning Allegheny's efforts in achieving compliance with the Sarbanes-Oxley Act of 2002 is attached at Attachment 5.

25 Monongahela Power's board complies with the requirements of both the Securities Exchange Act of 1934 and the American Stock Exchange, where its preferred stock is listed.

they will not voluntarily file for bankruptcy due to an AE Supply bankruptcy is unnecessary and likely could not be implemented without great cost and difficulty. For example, Allegheny is a party to a credit agreement that contains a covenant prohibiting it or any of its subsidiaries from amending their charter documents unless such action could not reasonably be expected to have a material adverse effect. It is quite possible that implementing Harbert's proposal could have such an effect. For example, it is noteworthy that Allegheny's credit agreements typically contain cross default provisions. Accordingly, to the extent that the implementation of the proposed change results in a default under the credit agreement (i.e., where the creditors have not consented to the change in question), defaults under other credit agreements in the Allegheny system also could occur. While it may be possible to negotiate changes to the covenants in question, it is unlikely that financial institutions would be willing to agree to forgo the protections provided by these covenants without obtaining some other type of protection or compensation for such changes. This likely would result in additional unnecessary cost to the Applicants. As such, the proposal could actually have the exact opposite result from that which Harbert intended.

               Moreover, Harbert's suggestion that Allegheny's credit agreement be amended to remove cross default provisions which would be triggered in the event of a default at AE Supply also would require consent of the creditors under Allegheny's credit agreement. Assuming they would be prepared to consent, this would be very expensive, as these creditors undoubtedly would demand fees or other costly concessions to consent to such an amendment.

               In addition, amending Allegheny's charter requires shareholder approval, which is time consuming, expensive, and not guaranteed. Leaving aside the fact that requiring such approval is beyond the powers of any governmental agency, seeking the necessary shareholder approval involves very considerable printing, legal, and other administrative expenses associated with holding a shareholders meeting, and also would make demands on the time of senior management that is better spent focusing on improving Allegheny's overall condition. When this expense is combined with the additional expense related to independent directors and the modification of existing agreements, it becomes obvious that Harbert's proposal could impose very substantial costs. These costs are hardly justified given the protections that already are in place, including protections under the Act, the Sarbanes-Oxley Act of 2002, New York Stock Exchange rules, and state laws and fiduciary duty requirements.

          D. The Commission Has No Jurisdiction, and No Need, To Regulate Power Sales Contracts Between AE Supply and the Operating Companies

               Harbert's proposal that the Operating Companies not be permitted to contract with AE Supply for the purchase of power except pursuant to competitive bidding is equally flawed. As an initial matter, the Commission has confirmed on a number of occasions that it has no jurisdiction under the Act over rates, terms, or conditions for electric power sales.26 Moreover, the Commission has traditionally adopted a policy of not taking actions that otherwise could preempt the ratemaking authority of FERC and state utility commissions.27

               Harbert claims that the Commission can take up such matters in this case because the contracts involved are "between holding company affiliates."28 This argument reflects a rudimentary and egregious misunderstanding of basic provisions of the Act and Commission policy. The clear language of Section 2(a)(20) exempts power sales agreements from the definition of a "sales contract" under the Act, and Rule 80(b) under the Act serves to exempt power contracts from the Commission's rules under Section 13 of the Act.29 The Commission's jurisdiction over registered holding company affiliate contracts extends only to financial agreements and contracts for sales of goods and services other than gas and electric power. In short, Harbert's requests related to power sales, which constitute a major part of its overall proposals, are contrary to the applicable law and Commission policy and should be rejected.30


-------------------


26      Centerior Energy Corp., Holding Co. Act Release No. 24073
        (April 29, 1986 (stating that "[t]he Act does not confer rate-making authority on the Commission").

27 The Regulation of Public-Utility Holding Companies, report of the Division of Investment Management (June 1995) at xiv, 96-98.

28      Harbert Comments 23.

29 See Middle South Utilities, Inc., Holding Co. Act Release No. 23579 (Jan. 23, 1985) at n. 15.

30 Harbert inaccurately and inappropriately criticizes the Pennsylvania Settlement that West Penn filed in September 2004 with the Pennsylvania Public Utility Commission. That comprehensive settlement was reached among all interested electric consumers after months of discussions in a settlement process sponsored by the Pennsylvania Commission through its Office of Administrative Law Judge. The parties to the Settlement cover the entire spectrum of West Penn's customers, including those represented by state-affiliated consumer advocates. In particular, the Pennsylvania Office of Consumer Advocate, whose statutory mandate as an arm of the Pennsylvania Office of Attorney General is to represent the interest of Pennsylvania's residential electric consumers, has executed and supports the settlement. The Pennsylvania Office of Small Business Advocate, an arm of the Pennsylvania Department of Commerce whose statutory mandate is to advocate for the interests of Pennsylvania's small businesses, has executed and supports the settlement. A coalition of West Penn's largest industrial customers, including two steel companies that are West Penn's two largest industrial customers, also executed the settlement. In addition, on March 8, 2005, West Penn filed an amended settlement that includes the original parties, as well as the two active interveners in its case. Given the broad coalition of parties that supported the settlement, the Commission can be satisfied that the settlement was in the interest of Pennsylvania customers, notwithstanding Harbert's assertions to the contrary.

               Furthermore, FERC, which does have jurisdiction over power
                                        ----
sales contracts between holding company affiliates, recently announced a new policy for such power contracts. This policy prohibits traditional franchised utilities, such as the Operating Companies, from entering into contracts with affiliates unless pursuant to a competitive auction process designed to encourage bids from unaffiliated sellers.31 Harbert's proposal, which would be duplicative of what FERC already requires, therefore is unnecessary.

         E.    Xcel's Situation is Materially Different with Respect to Ring
               Fencing

               Harbert uses the example of Xcel to justify its ring fencing proposals. However, Xcel's case differs materially from that of the Applicants. Like Allegheny, Xcel engaged in diversification beyond its core integrated utility system through NRG Energy, Inc. ("NRG"). Unlike AE Supply, however, NRG invested only in exempt wholesale generators and qualifying facilities and otherwise had no connection with Xcel's utility operations. Unlike AE Supply, the Xcel operating utilities did not transfer their generation to NRG to form a registered holding company system wholesale generation company that was an electric utility company under the Act, and they did not purchase the majority of their electric supplies from NRG. This is the fundamental difference that Harbert ignores or misunderstands: ring fencing NRG off from Xcel had no operational implications for the Xcel system and therefore raised no system integration issues under the Act.

               Things are quite different, however, in the Applicants' case. As described above, AE Supply plays an integral role in supplying power to the

-------------------


        Moreover, Harbert's criticism of the Pennsylvania Settlement is factually deficient and misleading. Harbert apparently contends that the Pennsylvania Settlement locks in artificial above-market generation rates for West Penn's generation customers for the benefit of West Penn. In fact, however, the essential element of the Pennsylvania Settlement is that it guarantees that all customers can continue to shop for electricity during the term of the Settlement. Consequently, if the settlement's generation rates turn out to be above market, all customers can leave the settlement rates and turn to the generation supply market to shop for lower generation prices. On the other hand, if the settlement generation rates are below market, all customers can return to West Penn's generation rates. Moreover, following the expiration of the West Penn/Allegheny Energy Supply contracts in 2008, West Penn's generation supply for 2009 and 2010 will be provided through a wholesale market procurement solicitation that complies with FERC policies, and which would require Allegheny Energy Supply to submit the lowest bid in order to continue making sales to West Penn. Thus, Harbert is simply incorrect when it asserts that the settlement locks in above market rates for Allegheny Energy Supply for an additional two years.

31      See Southern California Edison Co., 106 FERC paragraph 61,183 (2004).

Operating Companies. The ring fencing proposed by Harbert would in fact have operational consequences for the Allegheny system and thus profound implications with respect to system integration. For this reason, Xcel's treatment of NRG as a consequence does not support Harbert's ring fencing proposal in this case. On the contrary, it helps highlight why Harbert's proposal is inconsistent with some of the Act's most fundamental requirements.

         F. Harbert's Interpretation of Cases Cited by the Applicants Fails to Grasp Their Significance

               Harbert argues that the cases cited by the Applicants concerning divergences from the Commission's 30 percent common equity standard do not support the Applicants' position. However, Harbert fails to understand the nature of the Commission's 30 percent benchmark, which in turn causes it to misunderstand the cases cited by the Applicants and their relevance to this proceeding.

               The Commission's 30 percent common equity benchmark is mandated neither by the Act nor the Commission's rules under the Act. It rather is a Commission policy that acquires legal force through being embodied in specific Commission orders applicable to specific registered holding companies. While the Commission seeks to impose a uniform standard, it does so on an essentially case-by-case basis, which means that compliance with the benchmark also must be evaluated on a case-by-case basis. The cases cited by the Applicants demonstrate this point, i.e., that the Commission traditionally proceeds on a case-by-case basis taking into account all relevant surrounding facts and circumstances.

               Harbert seeks to distinguish the cases cited by the Applicants from the Applicants' own case primarily by pointing out that at the root of the Applicants' past troubles were volatile unregulated investments, whereas in the cases cited by the Applicants problems had arisen primarily in connection with more stable traditional regulated utility operations. This misses the point entirely. The Applicants fully concede that the actions of prior management created a situation involving unregulated investments different from that which obtained for past registered holding companies that fell below the 30 percent common equity threshold. However, the basic premise underlying all relief the Applicants have sought and received since new management took over is that the unregulated investments at the root of their financial difficulties would be divested. The Commission took all relevant factors into consideration and made its decision based on the facts presented. That process is ongoing and is producing the results that were expected, as evidenced by the recent upgrades from Standard & Poor's and Moody's. The Applicants' point in referring to other situations always has been that the Commission has broad latitude to judge each situation on its own merits.

               The numerous Commission orders issued to the Applicants themselves in File No. 70-10100 are themselves a clear demonstration of the Commission's case-by-case approach. In issuing these orders, the Commission fully considered the past roots of the Applicants' situation and all relevant surrounding facts and circumstances, including the unregulated investments acquired by prior management that were the source of the Applicants' receding difficulties. Any suggestion that the Commission will be engaged in actions that "cannot constitute reasoned decision-making" is entirely inappropriate in that it fails to appreciate the Commission's careful, reasoned consideration of the Applicants' prior requests and the critical role its decisions have played in the process of returning the Applicants to financial health.

         G.    Allegheny Already Has Made Adequate Commitments

               Further, Allegheny already has made commitments that adequately address any legitimate concerns that Harbert has raised. Allegheny has committed not to make new non-core investments as long as its consolidated common equity remains below 30 percent. Specifically, Allegheny has committed previously that at any time its ratio of common equity to total capitalization is less than 30 percent, neither it nor any of its subsidiaries will invest or commit to invest any funds in any new projects that qualify as EWGs or FUCOs under the Act or in any Rule 58 companies, other than to preserve or enhance the economic value of existing investments. In short, the Applicants are not simply ring fencing their problem investments, as Harbert requests the Commission to require; instead, the Applicants' new management is intent on eliminating the non-core businesses that have been the source of the difficulties and refocusing Allegheny on its core operations.

V. Harbert Fails to Address the Statutory Standards Applicable to the Application for General Financing Authority

               Regardless of the relative merits of alternative proposals for the structure and management of a registered holding company, Harbert has not shown that the Applicants have failed to meet the standards required by Section 7(d) of the Act. In evaluating financing proposals, the Commission has always required only that a financing program be reasonable.

                  Harbert, however, has failed to show that Applicant's requests do not satisfy the requirements of Section 7(d). Harbert is unable to describe current management's plans accurately, let alone demonstrate that they are not reasonable. In fact, Harbert never engages in any serious analysis based on
Section 7(d), but instead contents itself to speak generally on supposed harms to the Operating Companies to date and even greater harms in the case of a bankruptcy.

               Because the Applicants have submitted a traditional application to renew their general financing authority and are in no way seeking to depart from the comprehensive regulation currently applicable to them, Harbert's claims concerning compliance with Section 7(d) are meritless. The Commission previously approved Applicant's current financing authority under Section 7(d), and current management has demonstrated over the past 20 months its ability to correct the mistakes of prior management. Given that the Applicants seek in the instant Application authority similar to that previously granted by the Commission and will, as in the past, continue to operate under Commission supervision, there is no reason that the Commission should not find that their current financing request also will comply with Section 7(d). Harbert's proposal to require ring fencing completely ignores the standard applicable to the Application and therefore should be rejected.

VI.  Harbert's Request for a Hearing Should be Denied

               Harbert requests that, in the event the Commission does not impose the ring fencing arrangements it recommends, the Commission put this matter down for a hearing "so that the current facts of the Applicants' circumstances can be known and tested."32 Harbert's request does not even attempt to make the showing the Commission requires before it will set a matter for hearing. On the contrary, Harbert's request is a perfect example of the type of pleading the Commission has identified in the past as insufficient to gain a hearing.

               The Commission has stated repeatedly that "evidentiary hearings are required only when there exists a genuine issue of material fact."33 The party seeking a hearing "cannot rely on bald or conclusory allegations that a dispute exists."34 The Commission does not hold hearings for the general purpose of making it possible for "current facts" to be "known and tested." Hearings are held for the specific purpose of resolving disputes about clearly identified material facts. Harbert fails to identify any such disputes. Indeed, Harbert's has made no effort whatsoever to inquire into the relevant facts. Rather, Harbert has pointed to the undisputed facts concerning the missteps of prior management, ignored recent developments, and then speculated about the future course of events. Harbert seeks only to convince the Commission through speculation based primarily on distortion, that the glass is half empty, that the Applicants' cannot improve their condition, and that economic failure and bankruptcy are a continuing threat.

               Such speculation cannot establish the need for a hearing. The Commission's standards preclude providing an even broader forum for such behavior, and Harbert's request for a hearing therefore should be denied.


-------------------

32      Harbert Comments at 45.

33      WPL  Holdings, Inc., Holding Co. Act Release No. 35-26856 (April 14,
        1998) ("WPL Holdings"); City of New Orleans v. SEC, 969 F.2d 1123, 1167 n. 6 (D.C. Cir 1992), quoting Wisconsin's Environmental Decade, Inc., 882 F.2d 523, 526 (D.C. Cir. 1989).

34      WPL Holdings.

                                    SIGNATURE


               Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this response to the comments of Harbert Distressed Investment Master Fund, Ltd. to be signed on their behalf by the undersigned thereunto duly authorized.


Date:   March 18, 2005

                                           Allegheny Energy, Inc.


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Vice President and Treasurer


                                           Allegheny Energy Supply Company,
                                           LLC


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Treasurer


                                           Allegheny Energy Service Corporation


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Vice President and Treasurer


                                           Allegheny Generating Company


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Vice President and Treasurer

                                           Monongahela Power Company


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Treasurer


                                           Mountaineer Gas Company


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Vice President and Treasurer


                                           The Potomac Edison Company


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Treasurer


                                           West Penn Power Company


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Treasurer


                                           Allegheny Energy Solutions, Inc.


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Vice President and Treasurer


                                           Allegheny Ventures, Inc.


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Vice President and Treasurer

                                           Mountaineer Gas Services, Inc.


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Vice President and Treasurer


                                           The West Virginia Power &
                                           Transmission Company


                                           By: /s/ Suzanne C. Lewis
                                               --------------------------------
                                               Suzanne C. Lewis
                                               Vice President and Treasurer

                                                                    Attachment 1

STANDARD          RATINGS DIRECT
& POOR'S

Research:
Research Update:  Allegheny Energy Supply's Bond, Bank Loan
Ratings Raised To 'BB-'; Outlook Positive


                  Local Currency    Foreign Currency
Credit Rating:    B+/Positive/NR    B+/Positive/--


Rationale
On Feb. 17, 2005, Standard & Poor's Ratings Services raised its rating on Allegheny Energy Supply Co. Inc.'s (AE Supply) secured bank loan (which had $1.044 billion of debt outstanding as of October 2004) and $380 million secured bonds to IBB-I, from 'B+'. In addition, the recovery rating on these debt issues was raised to '1', from '2'. The upgrades reflect the declining balance of AE Supply's outstanding secured debt as proceeds from asset sales were used to pay down debt. The Ill recovery rating indicates that holders of the bank loan can expect strong likelihood of full recovery of principal in the event of default or bankruptcy. The IBB-' rating on the secured debt is currently one notch above AE Supply's IB+I issuer credit rating.

With the recent sales of its ownership interest in Ohio Valley Electric Corp. and the Lincoln facility, Standard & Poor's estimates that AE Supply has paid down about $280 million of its secured loan and bonds since October of 2004, leaving the company with a total of $1.14 billion of first-lien debt and $280 million of pollution control bonds outstanding. As a result, AE Supply's value to debt coverage is likely to have improved to 1.20x, from about lx in October of 2004.

For the purpose of calculating value to debt coverage, Standard & Poor's values AE Supply's generation assets at $1.68 billion. The valuation is based on the discount cash flow method, which assumes that the market price for power reflects the current market heat rate of $7.82 million BTU (MMBTU) per MW-hour in PJM West and a gas price of $4 per MBTU. The operating cash flow is discounted at 15% over the next 10 years, which Standard & Poor's believes is appropriate given the nature of the company's cash flows and exposure to merchant generation. The operating cash flow projection also takes into account $15 per kilowatt-year of general and administrative costs.

The issuer rating on AE Supply reflects the consolidated corporate credit rating of Allegheny Energy Inc., which is currently rated 'B+' with a positive outlook. The rating reflects the following credit weaknesses:
        o Heavy debt burden and weak credit metrics.
        o Capped tariff rates in Pennsylvania.

        o Rising prices of coal and emission credits.
The above weaknesses are partially mitigated by the following strengths:
        o Regulated subsidiaries generate stable cash flow.
        o Valuable legacy coal-based generation assets.

Liquidity.
Allegheny's liquidity, which is analyzed as a consolidated entity, is adequate. As of Sept. 30, 2004, the company had about $230 million of cash on hand and $167 million available in credit lines. With these resources, Allegheny should be able to manage most of the foreseeable downside scenarios such as extreme weather conditions or margin calls, which would only require liquidity in the $50 million area, and still have sufficient funds for working-capital needs. The company is expected to internally fund capital expenditures in 2005 with $164 million of cash flow available after capital expenditures. Near-term debt maturities, which include $315 million in 2005 and $415 million in 2006, are manageable.

Outlook
The positive outlook reflects Standard & Poor's expectation that consolidated parent Allegheny Energy will continue to execute its plan to pay down $1.5 billion or more of debt between December 2003 and the end of 2005. Continued progress in selling assets, paying down debt, and stabilizing cash flow, or positive outcomes from rate filings could lead to a ratings upgrade.

Ratings List
To From
Secured bank loan                           To                From
$380 million secured bonds                  BB-               B+
Recovery rating                             '1'               '2'

Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Find a Rating, then Credit Ratings Search.

                                                         Global Credit Research
                                                                  Rating Action
                                                                    24 FEB 2005

Moody's Investors Service


Rating Action: Allegheny Energy, Inc.

MOODY'S UPGRADES ALLEGHENY ENERGY (Sr. Unsec. To B1 from B2) AND CERTAIN SUBSIDIARIES; RATINGS OF ALLEGHENY ENERGY AND ALL OF ITS RATED SUBSIDIARIES ARE PLACED UNDER REVIEW FOR POSSIBLE UPGRADE

Approximately $5.0 Billion of Debt Securities Affected

New York, February 24, 2005 -- Moody's Investors Service upgraded Allegheny Energy, Inc.'s (AYE) senior unsecured debt to B1 from B2. Moody's upgraded Allegheny Energy Supply Company, LLC's (AYE Supply) senior secured debt to Ba3 from B1, as well as its senior unsecured debt and Issuer Rating to B2 from B3. Moody's also upgraded Allegheny Energy Supply Statutory Trust 2001's senior secured debt to Ba3 from B1 and upgraded Allegheny Generating Company's (AGC) senior unsecured debt to B2 from B3. The ratings of these issuers remain under review for possible further upgrade. In addition, Moody's placed the ratings of three other AYE subsidiaries under review for possible upgrade: Monongahela Power Company (MP), The Potomac Edison Company (PE), and West Penn Power Company (WPP).

The upgrades are prompted by the following:

1) AYE's continued progress in reducing debt, and the expectation that the company will achieve its stated debt reduction target of at least $1.513 by year end 2005;

2) AYE's improved liquidity profile;

3) A significant anticipated increase in consolidated funds from operations in 2005, and the expectation that AYE will continue to have a sustainable increase in its cash flow relative to its adjusted debt;

4) Management's "back to basics" strategy to focus on the lower risk core utility business, which has already resulted in the sale of a number of assets.

Actions to date that have improved the company's credit profile include significant debt reduction that was primarily accomplished through the application of free cash flow and the sale of assets, including the recent sale of the company's 9 percent interest in the Ohio Valley Electric Corporation
(OVEC) and its Lincoln Generating Station; the issuance of approximately $150 million in equity in October 2004; the extension of its bank credit facilities on more favorable terms; and improvements in operating efficiencies that should lead to better margins on an on-going basis. Additionally, AYE intends to complete the sale of Mountaineer Gas Company and the remaining two Midwest peakers by the end of 2005. AYE has already reduced debt by approximately $1.2 billion since December 1, 2003, and Moody's expects AYE to meet its debt reduction target of at least $1.5 billion by the end of 2005, through a combination of funds from operations and additional asset sales. By year end 2005, Moody's expects that the ratio of funds from operations (FFO) to debt, on an adjusted basis, will improve to the range of 10% to 12% and adjusted debt to capitalization levels will decline to about 70%.

The upgrade of AYE's ratings also considers the improved liquidity position of the consolidated enterprise. At year end 2004, the company had cash on hand of about $185 million and availability of approximately $190 million under a $200 million revolving credit facility that expires in 2007.

The ratings of AYE, AYE Supply, AYE Statutory Trust 2001 and AGC remain under review for possible further upgrade. The ratings of MP, PE and WPP are placed under review for possible upgrade. The review will focus on prospective additional sustainable improvements in operating cash flow; the timing and execution of the sale of additional assets; the use of anticipated sale proceeds; and the likely amount of debt reduction over the next several years. The review of the utility subsidiaries will focus on their relationship to AYE and AYE Supply, and their projected cash flow and balance sheet metrics. The review will also consider the potential magnitude of capital expenditures necessary to meet future environmental compliance issues.

Headquartered in Greensburg, PA, Allegheny Energy, Inc. is an integrated energy company that owns various regulated and unregulated subsidiaries engaged in generation and distribution of electricity, and other businesses. Its utility subsidiaries deliver electricity to customers in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia, and natural gas to customers in West Virginia.

New York
Daniel Gates
Managing Director
Corporate Finance Group
Moody's Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653

New York
Richard E. Donner
Vice President - Senior Analyst
Corporate Finance Group
Moody's Investors Service
JOURNALISTS: 212-553-0376

SUBSCRIBERS: 212-553-1653

@ Copyright 2005, Moody's Investors Service, Inc. and/or its licensors including Moody's Assurance Company, Inc. (together, "MOODY'S"). All rights reserved.

ALL INFORMATION CONTAINED HEREIN IS PROTECTED BY COPYRIGHT LAW AND NONE OF SUCH INFORMATION MAY BE COPIED OR OTHERWISE REPRODUCED, REPACKAGED, FURTHER TRANSMITTED, TRANSFERRED, DISSEMINATED, REDISTRIBUTED OR RESOLD, OR STORED FOR SUBSEQUENT USE FOR ANY SUCH PURPOSE, IN WHOLE OR IN PART, IN ANY FORM OR MANNER OR BY ANY MEANS WHATSOEVER, BY ANY PERSON WITHOUT MOODY'S PRIOR WRITTEN CONSENT. All information contained herein is obtained by MOODY'S from sources believed by it to be accurate and reliable, Because of the possibility of human or mechanical error as well as other factors, however, such information is provided "as is" without warranty of any kind and MOODY'S, in particular, makes no representation or warranty, express or implied, as to the accuracy, timeliness, completeness, merchantability or fitness for any particular purpose of any such information, Under no circumstances shall MOODY'S have any liability to any person or entity for (a) any loss or damage in whole or in part caused by, resulting from, or relating to, any error (negligent or otherwise) or other circumstance or contingency within or outside the control of MOODY'S or any of its directors, officers, employees or agents in connection with the procurement, collection, compilation, analysis, interpretation, communication, publication or delivery of any such information, or (b) any direct, indirect, special, consequential, compensatory or incidental damages whatsoever (including without limitation, lost profits), even if MOODY'S is advised in advance of the possibility of such damages, resulting from the use of or inability to use, any such information. The credit ratings and financial reporting analysis observations, if any, constituting part of the information contained herein are, and must be construed solely as, statements of opinion and not statements of fact or recommendations to purchase, sell or hold any securities. NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY, TIMELINESS, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY SUCH RATING OR OTHER OPINION OR INFORMATION IS GIVEN OR MADE BY MOODY'S IN ANY FORM OR MANNER WHATSOEVER. Each rating or other opinion must be weighed solely as one factor in any investment decision made by or on behalf of any user of the information contained herein, and each such user Must accordingly make its own study and evaluation of each security and of each issuer and guarantor of, and each provider of credit Support for, each security that it may consider purchasing, holding or selling.

MOODY'S hereby discloses that most issuers Of debt securities (including corporate and municipal bonds, debentures, notes and commercial paper) and preferred stock rated by MOODY'S have, prior to assignment of any rating, agreed to pay to MOODY'S for appraisal and rating services rendered by it fees ranging from $1,500 to $2,400,000. Moody's Corporation (MCO) and its wholly-owned credit rating agency subsidiary, Moody's Investors Service (MIS), also maintain policies and procedures to address the independence of MIS's ratings and rating processes, Information regarding certain affiliations that may exist between directors of MCO and rated entities, and between entities who hold ratings from MIS and have also publicly reported to the SEC an ownership interest in MCO of more than 5%, is posted annually on Moody's website at www.moodys.com under the heading "Shareholder Relations - Corporate Governance - Director and Shareholder Affiliation Policy."

                                                                   Attachment 2

                                                                  March 14, 2005



Mr. Jeffrey D. Serkes
Senior Vice President and Chief Financial Officer
Allegheny Energy, Inc.
800 Cabin Hill Drive
Greensburg, PA  15601

Dear Jeff,

You have requested that Lazard Freres & Co. LLC ("Lazard"), in its capacity as Allegheny Energy's financial advisor, prepare a letter affirming that, in Lazard's judgment, Allegheny's business reorganization strategy, including the concomitant financings, appropriately balances the interests of and accrues to the benefit of various constituencies, namely, its equity and fixed income investors, its customers, its employees and its regulators.

Lazard was retained in August 2002 as Allegheny's financial advisor to assist the Company in evaluating reorganization strategies in order to delever its balance sheet and improve overall liquidity. During the course of the Company's review of strategic restructuring alternatives, Lazard's role included among other services, the following:

-- Assisted the Company in the review and preparation of its business plan and financial projections

-- Negotiated with lenders on a $2.4 billion refinancing package in February 2003, alleviating concerns of imminent bankruptcy

--   Evaluated potential sales of assets and businesses

-- Acted as principal intermediary with management and the Board of Directors in evaluating corporate M&A alternatives

-- Consulted with the Board of Directors in its hiring of a new senior management team

-- Assisted the Company in raising equity through a private placement financing

     Subsequent to Allegheny's $300 million convertible trust securities issuance in July 2003, which augmented Allegheny's fast-depleting liquidity position and demonstrated a corporate commitment to achieving Securities and Exchange Commission capitalization requirements, Lazard's advisory role has been more limited. However, Lazard is generally familiar with the strategy that Allegheny has publicly outlined to the financial community. While not a direct advisor or underwriter in Allegheny's 2004 financings ($1.6 billion debt refinancing in March 2004, $152 million equity financing in October 2004, and $1.0 billion refinancing in November 2004), Lazard is quite familiar with the details of the financings and the underlying rationale of the Company's approach. In addition, Lazard is well acquainted with the current Allegheny management team and Board of Directors and respects their broad experience and capabilities. Allegheny continues to be one of Lazard's most important corporate relationships.

                                                                  Jeffrey Serkes
                                                                  March 14, 2005
                                                                          Page 2


Lazard recognizes that Allegheny serves a number of different constituencies, including investors, employees, ratepayers and regulators, and often the interests of such constituencies are in conflict. However, Allegheny has, since the onset of Company's financial distress, clearly and publicly communicated its key strategic initiatives and the Company has been largely successful in achieving its objectives to date. In mid-to-late 2003, when Allegheny was experiencing critical liquidity pressure, the Company established reasonable and realizable goals to improve the overall health of the organization. Such goals included improving liquidity, reducing the risk and volatility of earnings and cash flow, re-establishing timely and accurate financial reporting, re-focusing on its core utility businesses, and rebuilding its senior management team. In Lazard's opinion, Allegheny has accomplished each of these goals. In addition, Lazard would note that Allegheny executed its strategies while following a utility dividend payment policy that resulted in the maintenance of strong capitalization ratios at the operating utilities (Potomac Edison, Monongahela Power, West Penn Power). In this regard, it maintained such capitalization ratios although credit ratings have deteriorated in sympathy with the holding company ratings. Allegheny management also recognized that while selling valuable utility assets may have represented a quick fix to the Company's immediate liquidity pressures, the longer-term impact of parting with significant cash-producing businesses (e.g., the Hatfields Ferry generating facility) would have been extremely detrimental to the Company as a whole, including the regulated businesses.

Allegheny still acknowledges that further recovery will entail maintaining its focus on improving financial strength, enhancing operations, optimizing its diverse base of utility assets, and meeting the challenges posed by an ever-changing regulatory environment. The Company's financial and operating performance in 2004 demonstrates that Allegheny's initiatives have resulted in an improved business profile. In particular, the Company made substantial progress in reducing its overall debt load, improving its liquidity profile through asset sales and increased cash flow, and reducing business risk through a focus on its core utility and power production operations.

Lazard believes that each of Allegheny's core constituencies have benefited from its recent strategic initiatives.

-- Equity shareholders have experienced significant investment returns since mid-2003, materially outperforming the S&P Electric Utility Index and the S&P 500.

-- Fixed income investors, over the same period of time, have witnessed tightening spreads on the Company's debt securities, reflecting the perception of improved financial strength and stability

     -- In August 2004, S&P raised its corporate credit ratings on Allegheny and its subsidiaries and Moody's revised its rating outlook on the Company to positive, the first positive moves by both agencies since the Company was downgraded to sub-investment grade in October 2002

     -- In February 2005, Moody's upgraded Allegheny and certain of its subsidiaries while S&P raised its rating on Allegheny Energy Supply secured debt

-- Employees have benefited, albeit somewhat indirectly, as the Company's financial position has improved and concerns of looming bankruptcy have largely abated

-- Customers are benefiting as Allegheny's new management team is focused on the core utility businesses, delivering operational improvements that, over time, will keep the Company's rates competitive

--   Regulators have oversight of a now more financially-stable organization

Near- and longer-term objectives, including non-core asset divestitures, debt reduction and environmental stewardship, will continue to serve the needs of

                                                                  Jeffrey Serkes
                                                                  March 14, 2005
                                                                          Page 3


Allegheny's constituencies. The Company's management team has developed and communicated a clear plan to meet these objectives and to demonstrate continued corporate improvement. In Lazard's opinion, Allegheny's recent track record, coupled with senior management's judgment and depth of experience, suggests that the Company should be able to accomplish its goals, while balancing the interests of its many constituencies.


                                                     Yours truly,


                                                     George W. Bilicic
                                                     Managing Director


cc:  Darryl T. Sagel

                                                                    Attachment 3


                                                          Global Credit Research
                                                                  Rating Action
                                                                    13 AUG 2004

Moody's Investors Service

Rating Action: Allegheny Energy, Inc.

MOODY'S REVISES RATING OUTLOOK FOR ALLEGHENY ENERGY, INC. AND CERTAIN OF ITS SUBSIDIARIES TO POSITIVE FROM STABLE

Approximately $5.5 Billion of Debt Securities Affected

New York., August 13, 2004 -- Moody's Investors Service has revised the rating outlook for Allegheny Energy, Inc. (AYE: senior unsecured B2) to positive from stable. Additionally, the rating outlook has been revised to positive from stable for subsidiaries Allegheny Energy Supply Company, LLC (AYE Supply); Allegheny Generating Company; and Allegheny Energy Supply Statutory Trust 2001. The rating outlook remains stable for the other subsidiaries of AYE:
Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company.

The change in rating outlook reflects AYE's progress in reducing debt and improving its liquidity position, and expectations that the company will achieve its stated debt reduction target of $1.5B by year end 2005 while increasing its operating cash flow. Actions to date that have improved the company's financial flexibility include the March 2004 extension of its bank credit facilities, the sale of assets to reduce leverage, the elimination of power contracts that contributed to large losses in 2002 and 2003 as well as on-going collateral needs, the significant reduction in Allegheny's unregulated energy trading activities after the sale of the California Department of Water Resources (CDWR) contract and related hedges, and the termination of certain tolling agreements constituting the company's "West Book" of contracts.

The change in outlook also recognizes the new management team's strategy of focusing on the core utility business. The positive outlook incorporates the expectation that AYE will increase cash flow relative to debt, and will also improve its balance sheet. Moody's believes that such improvements will include the issuance of equity and/or the sale of additional assets. An upgrade in AYE's ratings could be considered if AYE demonstrates further progress in deleveraging and a sustainable improvement in cash flow generation that is likely to result in a ratio of funds from operations (FFO) to Moody's calculation of adjusted debt of around 9% by year-end 2005, while at the same time maintaining a relatively stable business risk profile.

The outlook revision is also predicated upon the expectation that management will complete its publicly announced $1.5 billion debt reduction program by year-end 2005, some of which has already taken place, will issue equity and/or complete additionall asset sales to further improve financial flexibility, will sustain improvements in operating efficiencies and will achieve a reasonable resolution of the litigation surrounding Merrill Lynch and environmental compliance issues.

AYE has taken actions to address the liquidity issues it faced earlier this year by refinancing its bank credit facilities and extending maturity dates. Additionally, AYE announced the pending sale of its 9% interest in the Ohio Valley Electric Corporation and its natural gas operations in West Virginia, including Mountaineer Gas, which have historically been weak contributors to cash flow and earnings. Upon the completion of these announced divestitures, it is expected that cash proceeds and debt elimination from these sales will total approximately $340 million, which will be applied towards the company's $1.5 billion debt reduction goal.

The company has eliminated the bulk of its trading activities, which had been a substantial drag on earnings and cash flow. However, Moody's notes that the remaining activities will require continued funding from AYE to satisfy counter-party collateral obligations.

Debt reduction, the sale of assets and the reduction in its speculative trading portfolio are major steps in the company's strategy to strengthen its financial profile and refocus on the lower risk utility business. By year-end 2005, Moody's calculation of adjusted debt to capitalization levels are projected to be in the 70% range. Funds from operations (FFO) coverage of interest expense is anticipated to be above two times and FFO to debt is expected to be at the 9% level in the same timeframe, provided the company's announced plans are executed as expected.

Allegheny Energy, Inc.'s senior unsecured rating of B2 reflects its high leverage and weak cash flow generation, balanced against the relatively stable operating performance of its utility subsidiaries, particularly Monongahela Power Company, Potomac Edison Company and West Penn Power Company, and its low cost generation fleet. AYE's consolidated cash flow is substantially related to provider of last resort contracts between unregulated subsidiary AYE Supply and the three regulated utilities that sell power under regulatory tariffs. While capital expenditures related to environmental compliance are substantial over the next few years, these outlays are expected to ultimately be largely recovered through the company's regulated rate base.

Headquartered in Greensburg, PA, Allegheny Energy, Inc. is an integrated energy company that owns various regulated and unregulated subsidiaries engaged in generation and distribution of electricity, and other businesses. Its utility subsidiaries deliver electricity to customers in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia, and natural gas to customers in West Virginia.

New York
Daniel Gates
Managing Director
Corporate Finance Group
Moody's Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653

New York
Richard E. Donner
Vice President - Senior Analyst
Corporate Finance Group
Moody's Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653

Copyright 2004, Moody's Investors Service, Inc. and/or its licensors including Moody's Assurance Company, Inc. (together, "MOODY'S"). All rights reserved.

ALL INFORMATION CONTAINED HEREIN IS PROTECTED BY COPYRIGHT LAW AND NONE OF
SUCH INFORMATION MAY BE COPIED OR OTHERWISE REPRODUCED, REPACKAGED, FURTHER TRANSMITTED, TRANSFERRED, DISSEMINATED, REDISTRIBUTED OR RESOLD, OR STORED FOR SUBSEQUENT USE FOR ANY SUCH PURPOSE, IN WHOLE OR IN PART, IN ANY FORM OR MANNER OR BY ANY MEANS WHATSOEVER, BY ANY PERSON WITHOUT MOODY'S PRIOR WRITTEN CONSENT. All information contained herein is obtained by MOODY'S from sources believed by it to be accurate and reliable. Because of the possibility of human or mechanical error as well as other factors, however, such information is provided "as is" without warranty of any kind and MOODY'S, in particular, makes no representation or warranty, express or implied, as to the accuracy, timeliness, completeness, merchantability or fitness for any particular purpose of any such information. Under no circumstances shall MOODY'S have any liability to any person or entity for (a) any loss or damage in whole or in part caused by, resulting from, or relating to, any error (negligent or otherwise) or other circumstance or contingency within or outside the control of MOODY'S or any of its directors, officers, employees or agents in connection with the procurement, collection, compilation, analysis, interpretation, communication, publication or delivery of any such information, or (b) any direct, indirect, special, consequential, compensatory or incidental damages whatsoever (including without limitation, lost profits), even if MOODY'S is advised in advance of the possibility of such damages, resulting from the use of or inability to use, any such information. The credit ratings and financial reporting analysis observations, if any, constituting part of the information contained herein are, and must be construed solely as, statements of opinion and not statements of fact or recommendations to purchase, sell or hold any securities. NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY, TIMELINESS, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY SUCH RATING OR OTHER OPINION OR INFORMATION IS GIVEN OR MADE BY MOODY'S IN ANY FORM OR MANNER WHATSOEVER. Each rating or other opinion must be weighed solely as one factor in any investment decision made by or on behalf of any user of the information contained herein, and each such user must accordingly make its own study and evaluation of each security and of each issuer and guarantor of, and each provider of credit support for, each security that it may consider purchasing, holding or selling.

MOODY'S hereby discloses that most issuers of debt securities (including corporate and municipal bonds, debentures, notes and commercial paper) and preferred stock rated by MOODY'S have, prior to assignment of any rating, agreed to pay to MOODY'S for appraisal and rating services rendered by it fees ranging from $1,500 to $2,300,000. Moody's Corporation (MCO) and its wholly-owned credit rating agency subsidiary, Moody's Investors Service (MIS), also maintain policies and procedures to address the independence of MIS's ratings and rating processes. Information regarding certain affiliations that may exist between directors of MCO and rated entities, and between entities who hold ratings from MIS and have also publicly reported to the SEC an ownership interest in MCO of more than 5%, is posted annually on Moody's vvebsite at www.moodys.com under the heading "Shareholder Relations - Corporate Governance - Director and Shareholder Affiliation Policy."

                             Allegheny Energy Inc.
         Tobias Hsieh, New York (1) 212-438-2023; Daniel Welt, New York

Rationale
On Aug. 20, 2004, Standard & Poor's Ratings Services raised its corporate credit ratings on Allegheny Energy Inc. and its subsidiaries to 'B+' from 'B'. The outlook is positive.
     As of June 30, 2004, the Greensburg, Pa.-based company had $5.1 billion of nonsecuritization debt outstanding. The rating action reflects the company's improved financial performance from a very weak level and expectation of sustained profitability.
     The rating on Allegheny reflects that of a company whose business risk profile is improving toward that of a typical integrated utility, but still heavily burdened with debt incurred from largely discontinued merchant and trading operations.
     Allegheny, headquartered in Greensburg, Pa., owns about 11,500 MW of generation capacity and serves about 1.5 million customers. Allegheny's service territory spans five states. Most of Allegheny's regulated revenue is generated from Pennsylvania (about 40%), West Virginia (about 30%), and Maryland (about 20%), while the remaining roughly 10% is generated from Ohio and Virginia.
     The company's business risk profile is driven by the inherent stability of its three regulated utilities, which combined generate slightly more than half of its cash flow, and a generation subsidiary that has a considerably weaker credit profile. Though the generation subsidiary has low production costs, its cash flow is suppressed by the current rate freeze in Pennsylvania, which extends through 2008.
     Near-term concerns regarding the generation subsidiary also include the recent rise in coal prices and two major plant outages that occurred earlier this year. Though an increase in the price of coal is a credit concern, Allegheny is not exposed to further increases because it has hedged all its coal supply for 2004 and 90% for 2005 if coal prices stay at their current high, Standard & Poor's believes that the impact on cash flow would be about $50 million to $70 million per year. The outages had a negative impacted on operating cash flow of between $115 to $125 million net of insurance proceeds, but Standard & Poor's does not believe that the cause of the outages was related to past underspending on maintenance.
     Allegheny does not have a significant financial cushion to absorb adverse developments. Due to its heavy debt burden, its financial leverage is about 70% and its cash flow to interest coverage is only expected to be around 2.0x. However, the company has paid down $566 million of debt since the beginning of December 2003 and has a stated goal of paying down $1.5 billion by the end of 2005 through a combination of asset sales, operating cash flow and equity issuance. The management is also in the process of filing for tariff increases, reducing operating expenses, and improving plant reliability, which, together with the debt reductions, should markedly improve operating performance.

Liquidity.
Allegheny has adequate liquidity. At the end of the second quarter, the company reported $307 million in cash and $126.6 million in unused credit revolver. The company is expected to generate more than $150 million in operating cash flow after capital expenditure this year and next year. Upcoming debt maturities, which include $107 million during the remainder of 2004, $385 million in 2005, and $490 million in 2006, are manageable. Although the company has mostly exited the trading and merchant business, Standard & Poor's estimates that Allegheny would likely post an additional $50 million of collateral if commodity prices were to increase by 30%.

Outlook
The positive outlook reflects Standard & Poor's expectation that the company will continue to execute on its plan to pay down $1.5 billion or more of debt between December 2003 and the end of 2005. Increased progress selling assets, paying down debt and stabilizing cash flow, or positive outcomes from rate filings could lead to further ratings upgrades.

Rating List
                                               To                From
Allegheny Energy Inc.
    Corporate credit rating                    B+/Positive       B/Stable
    Senior unsecured debt                      B-                CCC+

Allegheny Capital Trust I
    Subordinated convertible nts*              B-                CCC+
    *Guaranteed by Allegheny Energy Inc.

Allegheny Energy Supply Co. LLC
    Corporate credit rating                    B+/Positive       B/Stable
    Senior secured bank loan                   B+                B
    Senior unsecured                           B-                CCC+

Allegheny Generating Co.
    Corporate credit rating                    B+/Positive       B/Stable
    Senior unsecured debt                      B-                CCC+

Monongahela Power Co.
    Corporate credit rating                    B+/Positive       B/Stable
    Senior secured debt                        BB+               BB
    Senior unsecured                           B                 B-
    Preferred stock                            B-                CCC+

Potomac Edison Co.
    Corporate credit rating                    B+/Positive       B/Stable
    Senior secured debt                        BB+               BB
    Senior unsecured debt                      B                 B-

West Penn Power Co.
    Corporate credit rating                    B+/Positive       B/Stable
    Senior unsecured debt                      B+                B

                                                                   Attachment 4

Allegheny Energy Completes Sale of Interest in Ohio Valley Electric Corporation

Greensburg, Pa., December 31, 2004 - Allegheny Energy, Inc. (NYSE:AYE) and its subsidiary, Allegheny Energy Supply Company, LLC, today announced that they have completed the sale of their equity interest and power rights in the Ohio Valley Electric Corporation (OVEC). Cash proceeds from the sale total $102 million.

"Selling this non-strategic asset completes another step in restoring Allegheny Energy's financial strength," said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy. "We made good progress toward our goals in 2004, and we're on track to achieve our objective of reducing debt by $1.5 billion by year-end 2005."

The buyer, Buckeye Power Generating, LLC, acquired a nine percent equity interest in OVEC and associated power rights. Allegheny Energy Supply will retain the rights to nine percent of OVEC's power output until March 12, 2006.

Several electric utilities in the Ohio Valley region own OVEC, which has two coal-fired power plants - Kyger Creek (1,028 megawatts) in Cheshire, Ohio, and Clifty Creek (1,228 megawatts) in Madison, Indiana. Allegheny Energy and its Monongahela Power Company subsidiary own a 3.5 percent equity interest and power rights in OVEC, which are not included in the Buckeye transaction.

Buckeye is an affiliate of Buckeye Power, Inc., of Columbus, Ohio. Buckeye Power, Inc. is a generation and transmission cooperative supplying power and energy to its member electric distribution cooperatives in Ohio. The cooperatives' certified service territory covers nearly 40 percent of the land area in the state, in portions of 77 of Ohio's 88 counties. They serve more than 360,000 homes, farms, businesses and industries. More information about Buckeye Power is available at www.buckeyepower.com.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an energy company consisting of two major businesses: Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about Allegheny Energy is available at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy's delivery business, Allegheny Power; the closing of various agreements; execution of restructuring activity and liquidity enhancement plans; results of litigation; financing and plans; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and accounting issues; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny's competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy's reports filed with the Securities and Exchange Commission.

Allegheny Energy Completes Sale of Lincoln Generating Facility

Greensburg, Pa., December 15, 2004 - Allegheny Energy, Inc. (NYSE:AYE) today announced that its subsidiary, Allegheny Energy Supply Company, LLC, has completed the sale of the Lincoln generating facility and a related tolling agreement.

Allegheny Energy Supply sold the facility and tolling agreement to affiliates of ArcLight Capital Partners, LLC and Tyr Capital, LLC. Proceeds from the sale total $175.1 million and will be used to reduce debt.

"Completing this sale is another milestone in our efforts to restore Allegheny's financial strength," said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy. "We are moving steadily toward our goal of reducing debt by $1.5 billion by the end of 2005."

Located in Manhattan, Illinois, Lincoln (672 megawatts) is one of three gas-fired Midwest peaking facilities acquired by Allegheny Energy Supply in 2001. Efforts are under way to sell the other two facilities, located in Wheatland, Indiana (512 megawatts) and Gleason, Tennessee (526 megawatts).

ArcLight Capital Partners, LLC is one of the world's leading energy infrastructure investing firms. ArcLight invests throughout the energy industry value chain in hard assets that produce current income as well as capital appreciation. Tyr Capital, LLC invests in minority positions in merchant and contracted energy assets.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an energy company consisting of two major businesses: Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about Allegheny Energy is available at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy's delivery business, Allegheny Power; the closing of various agreements; results of litigation; financing plans; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and accounting issues; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny's competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy's reports filed with the Securities and Exchange Commission.

Allegheny Energy Announces Agreement
to Sell Natural Gas Operations in West Virginia for $228 Million

Greensburg, Pa., August 4, 2004 - Allegheny Energy, Inc. (NYSE: AYE) announced today that its subsidiary, Monongahela Power Company, has signed a definitive agreement to sell its natural gas operations in West Virginia to a partnership composed of IGS Utilities LLC, IGS Holdings LLC and affiliates of ArcLight Capital Partners, LLC for $141 million in cash and $87 million in assumed long-term debt, subject to certain closing adjustments. In addition, the buyer will settle certain inter-company accounts over a three-year period. The current estimate of these amounts is approximately $16 million. Proceeds from the sale will be used to reduce debt.

"The sale of our West Virginia natural gas operations is another milestone in our financial recovery plan," stated Paul J. Evanson, Chairman and CEO of Allegheny Energy. "By selling this business, we can now focus better on our core electric generation and delivery business."

Allegheny expects to record a loss on the sale of approximately $40 million ($25 million, net of income taxes) in the third quarter of 2004. The agreement is subject to certain closing conditions, third party consents, and state and federal regulatory approvals, including approval of a rate adjustment from the Public Service Commission of West Virginia. Closing of the sale is expected to be completed in early 2005. J.P. Morgan Securities Inc. acted as financial advisor to Allegheny Energy in the transaction.

The sale includes Mountaineer Gas Company, a subsidiary of Monongahela Power, and the West Virginia Power Gas Services assets, both of which do business in West Virginia as Allegheny Power; and Mountaineer Gas Services, a subsidiary of Mountaineer Gas. As part of the transaction, the employees assigned to the natural gas business will be transferred to Mountaineer Gas Company, and the Company will continue to honor all collective bargaining agreements. In addition, Allegheny will provide certain transition services.

The Buyer

The buyer is a partnership formed by IGS Utilities LLC, IGS Holdings LLC (the "IGS Entities") and affiliates of ArcLight Capital Partners LLC. The principals of the IGS Entities, privately held West Virginia limited liability companies, have been involved in all facets of the natural gas industry since the mid-1980s. ArcLight Capital Partners LLC is one of the world's leading energy infrastructure investing firms. ArcLight invests throughout the energy industry value chain in hard assets that produce current income as well as capital appreciation.

Allegheny Energy
Headquartered in Greensburg, Pa., Allegheny Energy is an integrated energy company with a portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about four million people in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about Allegheny Energy is available at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy's delivery business, Allegheny Power; the closing of various agreements; results of litigation; financing and plans; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and accounting issues; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny's competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy's reports filed with the Securities and Exchange Commission.

Allegheny Energy Subsidiary Completes Sale of
California Contract to Goldman Sachs

Hagerstown, Md., September 15, 2003 - Allegheny Energy, Inc.'s (NYSE: AYE) subsidiary, Allegheny Energy Supply Company, LLC, and its Allegheny Trading Finance unit announced today that they have completed the sale of the energy supply contract with the California Department of Water Resources (CDWR) and associated hedge transactions to J. Aron & Company, a subsidiary of The Goldman Sachs Group (NYSE: GS), for approximately $354 million. Much of the adjustment from the estimated sale price of $405 million, announced on July 28, 2003, was attributable to contracts with one counterparty, valued at $38.6 million, which were removed from the sale by mutual agreement of the parties. Changes in the mark-to-market value of the remaining contracts at closing and a reduction in the number of remaining trades assumed by J. Aron accounted for the rest of the adjustment.

The proceeds to Allegheny Energy Supply from the sale of the CDWR contract and associated hedge transactions will be applied, in large part, to fund the termination of the Williams and Las Vegas Cogeneration II tolling agreements and certain related hedging arrangements. Allegheny has obtained from its creditors authorization to deposit the remainder of the proceeds into a cash collateral account instead of using those funds to redeem secured debt as otherwise required by the Company's Borrowing Facilities.

Paul J. Evanson, Chairman, President, and Chief Executive Officer of Allegheny Energy, said, "The completion of this sale is a major step in strengthening our financial position. The closing effectively achieves our goal of exiting the Western energy markets, thereby significantly reducing our financial risk profile. We will now focus our trading on optimizing our core generation assets."

Twenty percent of the proceeds of the CDWR contract sale and associated hedges will be held in escrow. The escrow will be subsequently delivered to Allegheny Energy Supply when the Securities and Exchange Commission approves a parent guarantee by Supply to back up Allegheny Trading Finance's (ATF) obligation to indemnify J. Aron or when ATF is merged into Allegheny Energy Supply. The escrow is expected to be released before the end of the year.

Citigroup served as Allegheny's financial advisor for the transaction.

With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia. More information about the Company is available at www.alleghenyenergy.com.

Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

Allegheny Energy Subsidiary Completes Sale of Interest in Conemaugh Generating Station for $51.25 Million

Hagerstown, Md., June 27, 2003 - Allegheny Energy, Inc. (NYSE: AYE) today announced that Allegheny Energy Supply Conemaugh, LLC, a subsidiary of Allegheny Energy Supply Company, LLC, has completed the previously announced sale of its 83-megawatt (MW) share of the coal-fired Conemaugh Generating Station, located near Johnstown, Pa., to UGI Development Company, an indirect, wholly owned subsidiary of UGI Corp. (NYSE: UGI), for approximately $51.25 million, which includes a contingent amount of $5 million. This contingent amount could be received by Allegheny Energy Supply Conemaugh, LLC, in full, in part, or not at all, depending upon Allegheny Energy Supply's performance of certain post-closing obligations. The sale will result in an estimated pre-tax loss for Allegheny Energy of approximately $29 million, which has been calculated excluding the contingent amount.

Allegheny Energy Supply Conemaugh announced the agreement to sell its interest in Conemaugh in late February 2003. Allegheny acquired the 4.86-percent interest in the 1,711-MW Conemaugh Generating Station in January 2001.

With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia. More information about the Company is available at www.alleghenyenergy.com.

Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, prices, capital expenditures, development activities, and current and future plans and business strategies. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in our ability to effect our business plans and strategies; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

                                                                    Attachment 5

2004 - Achieving Compliance with Section 404 of the Sarbanes Oxley Act of 2002

Given the Company's recent history of weaknesses in internal controls over financial reporting, the requirements to comply with Section 404 directly overlapped with Management's stated goals of increased reliability of financial reporting. Management leveraged this requirement to:

     o Gain focus and commitment among Executive Management - To improve financial reporting controls, Executive Management was actively engaged in the process to achieve compliance resulting in high level of focus and resource commitment to the Company's efforts.

     o  Educate employees of their roles in the internal control environment
        - Allegheny's efforts spanned all major functions including those outside of the financial accounting and reporting functions. Moreover, Allegheny's efforts increased the knowledge and engagement of all levels within the Company. As a result, all employees gained a deeper grasp of their responsibilities to achieve more accurate financial reporting.

Going Forward - 2005 and Beyond

Fiscal year 2004 was a period of stabilization for Allegheny Energy. Going forward, the company's top goal is to improve the operating performance of its core businesses. Allegheny Energy's efforts to attain compliance with Section 404 in 2004 helped to build the framework for many of the company's specific operational improvement goals. Among the specific benefits of implementing
Section 404's compliance requirements which will be leveraged to achieve the Company's goals over the next several years are:

     o Improved reliability of management information - by implementing and strengthening financial reporting controls, management information is more reliable. This will ultimately drive better management decision-making.

     o Identification of performance improvement opportunities - throughout the process of implementing the requirements of Section 404, hundreds of performance improvement opportunities were identified and are being leveraged to drive improved business performance.

     o Highlighted the cost of the current complexity in processes and systems - Allegheny's processes and systems, while now more stable and reliable as it relates to financial reporting requirements, remain unduly complex. The 404 compliance process highlighted the current complexities throughout all levels within the Company. This increased awareness will help to expedite the company's ability to drive performance-enhancing change and eliminate redundancy and waste.

     o Become a more process-centered organization - the compliance process at Allegheny Energy was organized primarily around an end-to-end process-based philosophy. As part of Sarbanes 404 compliance, process owners for each of the key processes were identified are now held responsible for driving improvements within their area. This has led to a clearer line of sight and accountability for achieving operational improvements.

Management's efforts to comply with Section 404 have been substantial. Yet, the investment made by the Company in 2004 has formed the basis for achieving those corporate goals that will ultimately benefit all of Allegheny Energy's key stakeholders.